-----------------------------
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                                                   hours per response. . . 14.90
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 1)1


                     Spiros Development Corporation II, Inc.
                                (Name of Issuer)

                Callable Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                    848936100
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 20, 2000
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 27 Pages

-----------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     13D
===============================
CUSIP No. 848936100
===============================
---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              259,200
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      259,200
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         259,200
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.1 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         PN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 2 0f 27

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              249,100
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      249,100
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         249,100
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.9 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         PN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         California
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              127,200
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      127,200
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         127,200
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.0 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         PN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              214,800
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      214,800
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         214,800
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.4 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         PN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              21,900
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      21,900
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,900
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         PN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              502,200
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      502,200
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         502,200
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.9 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IA, OO
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              872,200
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      872,200
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         872,200
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.8 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         00
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              872,200
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      872,200
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         872,200
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.8 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                     13D
===============================
CUSIP No. 848936100
===============================

---------=======================================================================
1        NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Mark C. Wehrly
---------=======================================================================
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [   ]

                                                                (b) [ X ]**
          ** The reporting persons making this filing hold an aggregate of 1,374,400, which is 21.7% of the class of securities.
              The reporting  person on this cover page, however, may be
              deemed a beneficial owner only of the securities reported by it on this cover page.
---------=======================================================================
3        SEC USE ONLY

---------=======================================================================
4        SOURCE OF FUNDS*

         N/A
---------=======================================================================
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                       [   ]
---------=======================================================================
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
================------==========================================================
NUMBER OF        7    SOLE VOTING POWER

SHARES                -0-
                 ------=========================================================
BENEFICIALLY     8    SHARED VOTING POWER

OWNED BY              1,374,400
                 ------=========================================================
EACH             9    SOLE DISPOSITIVE POWER

REPORTING             -0-
                ------==========================================================
PERSON WITH     10    SHARED DISPOSITIVE POWER

                      1,374,400
---------=======================================================================
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,374,400
---------=======================================================================
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                            [   ]
---------=======================================================================
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         21.7 %
---------=======================================================================
14       TYPE OF REPORTING PERSON*

         IN
---------=======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

      This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on January 11, 2000 (collectively, with all amendments thereto, the "Schedule 13D").

Item 4.  Purpose Of The Transaction.

      Item 4 of the Schedule 13D is supplemented and updated as follows:

     Dura Pharmaceuticals, Inc. ("Dura"), Starfish Acquisition Corp. ("Starfish") and the Company entered into an Agreement and Plan of Merger dated as of March 20, 2000 (the "Merger Agreement") providing for the merger of Starfish with and into the Company on a date not earlier than June 18, 2000 (the "Merger"), pursuant to the terms and conditions of the Merger Agreement. For a copy of the Merger Agreement, see Exhibit 2.1 to the Form 8-K filed by the Company on March 21, 2000.

     In conjunction with the execution of the Merger Agreement, Dura, Starfish, the Company and certain of the Reporting Persons entered into a Voting Agreement dated as of March 20, 2000 (the "Voting Agreement") pursuant to which and subject to the terms and conditions of the Voting Agreement the Reporting Persons agreed, among other things, (i) to vote their Shares in favor of the adoption of the Merger Agreement, (ii) not to undertake certain actions in opposition to the Merger, and (iii) not to voluntarily transfer, sell, offer, assign, pledge or otherwise dispose of or encumber any Shares. The Voting Agreement and all of the parties' obligations contained in the Voting Agreement terminate on the earlier of September 30, 2000 and the occurrence of certain events specified in the Voting Agreement. This summary of the Voting Agreement is qualified in its entirety by the text of the Voting Agreement. For a copy of the Voting Agreement, see Exhibit 10.1 to the Form 8-K filed by the Company on March 21, 2000, which exhibit is incorporated herein.

Item 5. Interest In Securities Of The Issuer.

     Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

     (a)  The Partnerships

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith as well as Footnote Two hereto is calculated based upon the 6,325,000 Shares outstanding as of November 1, 1999 as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 1999 filed with the Securities and Exchange Commission on November 15, 1999.

          (c) There have been no transactions in the Shares since the filing of the prior Schedule 13D.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (b)  The Management Company

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

          (c) There have been no transactions in the Shares since the filing of the prior Schedule 13D.

          (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     (c)  The General Partner

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Individual Reporting Persons are managing members of the General Partner.

          (e)  Not applicable.

     (d)  The Individual Reporting Persons

          (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

          (c)  None.

          (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Shares held by the Managed Accounts. The Individual Reporting Persons are managing members of the General Partner. The Individual Reporting Persons other than Fairman are managing members of the Management Company.

          (e)  Not applicable.

     The Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Shares owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The twelve Individual Reporting Persons who are managing members of both the General Partner and the Management Company may each be deemed to be the beneficial owner of all such Shares held by the Partnerships and the Managed Accounts. Fairman, as a managing member of only the General Partner, may be deemed to be the beneficial owner of all such Shares held by the Partnerships. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 6. Contracts, Arrangements, Understandings Or
        Relationships With Respect To Securities Of The Issuer.

     Except as described above, including the Voting Agreement described in Item 4, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits.

     The Voting Agreement described in Item 4 is incorporated herein by reference from Exhibit 10.1 to the Form 8-K filed by the Company on March 21, 2000.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 21, 2000

                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON PARTNERS, L.L.C.,
                       on its own behalf and as General Partner of
                    FARALLON CAPITAL PARTNERS, L.P.,
                    FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                    By Thomas F. Steyer,
                    Senior Managing Member

                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    FARALLON CAPITAL MANAGEMENT, L.L.C.,
                    By Thomas F. Steyer,
                    Senior Managing Member

                    /s/ Thomas F. Steyer
                    ----------------------------------------
                    Thomas F. Steyer,  individually and as attorney-in-fact
                    for each of  Enrique  H.  Boilini,  David I.  Cohen,  Joseph
                    F. Downes, William F. Duhamel, Fleur E. Fairman,
                    Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham, Meridee A. Moore
                    and Mark C. Wehrly.

      The Powers of Attorney, each executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Steyer to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange

Commission on January 10, 2000, by such Reporting Person with respect to the Common Shares of Axogen Limited, is hereby incorporated by reference.